The Board of Directors

CSW UK Holdings

We consent to the incorporation of our report dated 18 January 1999, with respect to the consolidated balance sheet of CSW UK Finance Company as of 31 December 1998 (not separately presented herein), and our report dated 17 January 2000 with respect to the consolidated balance sheet of CSW UK Holdings as of 31 December 1999 and the related consolidated statements of earnings and cash flows for the years then ended (not separately presented herein), which reports appear in the 2000 Annual Report of American Electric Power Company, Inc. and are incorporated by reference in Form 10-K of American Electric Power Company, Inc. for the year ended 31 December 2000.


KPMG Audit Plc                                             London, England
Chartered Accountants                                      15th March 2001
Registered Auditor